Exhibit 99.1

WHITESTONE REIT
1450 W. Sam Houston Parkway N., Suite 111 Houston, Texas 77043

WHITESTONE REIT BOARD DESIGNATES JAMES MASTANDREA AS CEO

Board Resolution Acknowledges His Management Achievements

HOUSTON, TX June 5, 2007: Whitestone REIT announced today that the board of trustees voted to name James Mastandrea as chief executive officer, dropping the interim chief executive officer title he received when he joined the company last October. His title is now Chairman and Chief Executive Officer.

In the resolution enacted to authorize Mastandrea’s new title, it acknowledged his accomplishments during his tenure of internalizing the management and leading the company since last October.

Chairman and Chief Executive Officer James C. Mastandrea said, “I am enthusiastic about the opportunity to lead our management team in the continued expansion of Whitestone REIT’s property portfolio and the enhancement of shareholder value that will come from extending the REIT’s footprint into new cities and regions and achieving listing on a national exchange. I am confident that Whitestone REIT has a bright future.”

ABOUT WHITESTONE REIT
Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to http://www.whitestonereit.com.

Phone (713) 827-9595 Fax (713) 465-8847 Toll Free (866) 789-7348
info@whitestonereit.com www.whitestonereit.com